Exhibit 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of KIT digital, Inc for the registration of shares of common stock; and to the incorporation by reference of our report dated July 14, 2009 on the financial statements of The Feedroom, Inc. as of December 31, 2008 and 2007 and for the years then ended, filed with the Securities and Exchange Commission.

Our report contains an explanatory paragraph regarding The Feedroom, Inc.'s ability to continue as a going concern.

/s/ WithumSmith+Brown, PC
New Brunswick, New Jersey
February 9, 2010